FOR IMMEDIATE RELEASE
Contact:    Maurice H. Sullivan, Jr.
     (617) 254-0707

PEOPLES FEDERAL BANCSHARES, INC. ANNOUNCES FOURTH QUARTER AND FISCAL YEAR END RESULTS

Brighton, Massachusetts, November 19, 2010:  Peoples Federal Bancshares, Inc. (the “Company”), (Nasdaq: PEOP), the holding company for Peoples Federal Savings Bank (the “Bank”), a federally chartered savings bank headquartered in Brighton, Massachusetts, announced earnings for the fourth fiscal quarter and the fiscal year ended September 30, 2010. For the three months ended September 30, 2010, the Company reported a net loss of $2.7 million, as compared to net income of $308,000 for the same period last year. For the fiscal year ended September 30, 2010, the Company reported a net loss of $164,000, as compared to net income of $2.7 million for the prior fiscal year. The loss was the result of a non-recurring charge of $5.3 million for the contribution made to the Peoples Federal Savings Bank Charitable Foundation recorded in the fourth quarter of 2010. Because shares had not been issued and outstanding during the entire period, earnings per share have not been reported for the twelve months ended September 30, 2010.

On July 6, 2010, the Bank completed its mutual-to-stock conversion and related stock offering with the issuance of 7,141,500 shares (including 529,000 shares issued to the Peoples Federal Savings Bank Charitable Foundation). The Company’s stock began trading on July 7, 2010, on the Nasdaq Capital Market, under the symbol "PEOP".

Net interest income for the three months and year ended September 30, 2010 increased to $3.9 million and $14.9 million, respectively, from $3.3 million and $13.9 million, respectively, for the prior year periods.   Noninterest income for the three months ended September 30, 2010 increased to $487,000 from $419,000 for the year earlier period.  For the year ended September 30, 2010, noninterest income increased to $1.9 million from $1.8 million for year ended September 30, 2009.  Noninterest expense increased to $9.0 million, and included a $5.3 million contribution to the Peoples Federal Savings Bank Charitable Foundation for the three months ended September 30, 2010, as compared to $3.2 million for the year earlier period.   For the year ended September 30, 2010, noninterest expense increased to $17.1 million as compared to $11.3 million for year ended September 30, 2009.

Since September 30, 2009, the Company’s balance sheet has increased by $63.1 million or 13.1%, to $545.9 million. The increase is primarily attributed to the increase in capital from the stock offering. Net loans increased 4.1%. The increase in loans was primarily due to residential and commercial real estate loan demand. Cash and cash equivalents increased by $25.3 million to $113.9 million at September 30, 2010 from $88.6 million at September 30, 2009. This increase was the result of investing a portion of the stock offering proceeds in short-term investments. FHLB borrowings decreased by $25.0 million, or 43.1%, from September 30, 2009.  Deposits increased by $24.3 million to $390.8 million at September 30, 2010 from $366.5 million at September 30, 2009.

Non-performing assets totaled $3.0 million or 0.55 percent of total assets at September 30, 2010 as compared to $5.7 million or 1.18 percent of total assets at September 30, 2009.

Maurice H. Sullivan, Jr., Chairman and Chief Executive Officer of the Company, commented. “We have a dedicated and enthusiastic team here at Peoples Federal. As we work toward implementing a growth strategy, focused on building profitable lending and deposit relationships, we remain committed to serving our communities with the highest level and quality of customer service. Our local charities and neighborhoods will benefit from our support through the $5.3 million donation to the Peoples Federal Savings Charitable Foundation. We appreciate the support expressed by our depositors in the Company’s public offering, and we will work hard to enhance shareholder value for them as we move forward.”

Certain statements herein constitute “forward-looking statements” and actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Peoples Federal Bancshares, Inc. is engaged and changes in the securities market. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.

PEOPLES FEDERAL BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

	September 30, 2010	September 30, 2009
	(unaudited)
	(In Thousands, except share data)
ASSETS
Cash and due from banks	$9,154	$9,491
Interest-bearing demand deposits with other banks and money market funds	66,888	13,954
Federal funds sold	12,505	14,980
Federal Home Loan Bank – overnight deposit	25,316	50,209
Total cash and cash equivalents	113,863	88,634
Investments in available-for-sale securities (at fair value)	23,596	6,328
Federal Home Loan Bank stock, at cost	4,339	4,339
Loans, net of allowance for loan losses of $3,203 as of September 30, 2010 (unaudited) and $3,204 as of September 30, 2009	377,664	362,667
Real estate owned	795	-
Loans held for sale	260	-
Premises and equipment	3,257	3,473
Accrued interest receivable	1,589	1,544
Cash surrender value of life insurance policies	11,670	11,249
Deferred income tax asset, net	5,647	3,394
Other assets	3,257	1,200
Total assets	$545,937	$482,828

LIABILITIES AND EQUITY
Deposits:
Noninterest-bearing	$35,359	$30,489
Interest-bearing	355,480	335,975
Total deposits	390,839	366,464
Federal Home Loan Bank advances	33,000	58,000
Other liabilities	7,738	7,421
Total liabilities	431,577	431,885

Equity:
Preferred stock, $01 par value, 50,000,000 shares authorized, none issued	-	-
Common stock, $0.1, par value, 100,000, 000 shares authorized 7,141,500 shares issued and outstanding	71	-
Additional paid in capital	69,331
Retained earnings	50,606	50,770
Accumulated other comprehensive income	65	173
Unearned compensation ESOP	(5,713)	-
Total equity	114,360	50,943
Total liabilities	$545,937	$482,828

PEOPLES FEDERAL BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME

	Quarter ended September 30,		Year ended September 30,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
	(In Thousands)

Interest and dividend income:
Interest and fees on loans	$5,061	$5,316	$20,791	$21,962
Interest on debt securities:
Taxable	59	72	159	599
Other interest	65	14	136	30
Dividends on Federal Home Loan Bank stock	—	—	—	23
Total interest and dividend income	5,185	5,402	21,086	22,614
Interest expense:
Interest on deposits	1,006	1,520	4,571	6,200
Interest on Federal Home Loan Bank advances	327	538	1,663	2,487
Total interest expense	1,333	2,058	6,234	8,687
Net interest and dividend income	3,852	3,344	14,852	13,927
Provision for loan losses	—	—	300	127
Net interest and dividend income after provision for loan losses	3,852	3,344	14,552	13,800
Noninterest income:
Customer service fees	207	205	822	813
Net loan servicing (costs) fees	(29)	(16)	46	28
Net gain on sales of mortgage loans	106	116	277	307
Net gain on sales of available-for-sale securities	—	—	210	208
Income on cash surrender value of life insurance	102	101	420	391
Other income	101	13	165	69
Total noninterest income	487	419	1,940	1,816
Noninterest expense:
Salaries and employee benefits	2,209	1,994	7,424	7,079
Occupancy expense	200	194	797	766
Equipment expense	104	103	412	400
Professional fees	367	159	681	465
Advertising expense	31	36	140	185
Data processing expense	237	149	705	832
Deposit insurance expense	184	225	542	587
Charitable Foundation contribution	5,290	—	5,290	—
Other expense	350	366	1,064	949
Total noninterest expense	8,972	3,226	17,055	11,263
(Loss) income before income taxes	(4,633)	537	(563)	4,353
Income tax (benefit) expense	1,970	229	(399)	1,681
Net (loss) income	$(2,663)	$308	$(164)	$2,672